Exhibit 10.1

Summary of Officers’ Incentive Plan

(April 1 - December 31, 2006)

Purpose

                The purpose of this plan is to provide executive officers with a financial incentive to encourage them to perform in a manner that is aligned with the Company’s objectives and performance goals, and to contribute to the Company’s ability to hire and retain quality executives.

Eligibility and Participation

                Eligible employees in this plan include all corporate officers recommended for participation by the Chief Executive Officer and approved by the Compensation Committee.  Participants include the following positions:

President and Chief Executive Officer
Executive Vice President and Chief Operating Officer
Senior Vice President and Chief Financial Officer
Senior Vice President and President, International Division
Senior Vice President and President, N.A. Division
Senior Vice President, Marketing
Vice President, Human Resources

                New officers hired during the fiscal year are eligible to participate during that plan year on a prorated basis if participation is recommended by the Chief Executive Officer and approved by the Compensation Committee.  To receive a bonus award, the participant must be actively employed at the time the awards are paid unless otherwise recommended by the Chief Executive Officer and approved by the Compensation Committee.  Participation in the plan does not confer a right on the participant to participate in any subsequent year or the right to continue in the Company’s employment.

Bonus Target Percentages

                The target percentage used to calculate the bonus is expressed as a percentage of base salary.  The annual target percentage varies from 35% to 100% based on the officer’s position.  The target award represents the level of bonus payment the participant may earn if the plan performance is achieved at target and acceptable organizational standards are met.  Participants may receive bonus awards above or below the target based on performance levels that exceed or fall below expectations.

Bonus Calculation

                The bonus payment is based on three measures: Financial Performance, Operational Performance and Individual Performance.  Financial Performance is based upon earnings per share of the Company and earnings before taxes for the applicable division of the Company.  Operational Performance is based upon the incident rate of recordable injuries and lost time accidents.  Individual Performance is determined based upon the participant’s individual contribution to the Company’s performance.

Under the plan, each officer’s bonus amount is first calculated based on an objective analysis of our Financial Performance and Operational Performance, with approximately 90% of this amount based on the Financial Performance and 10% based on the Operational Performance.  An Individual Performance multiplier, which can range from 0 to 1.25 times, is then applied to the bonus to account for each executive officer’s individual performance.  The bonuses are calculated after the end of the plan year for the Compensation Committee’s review and approval.  Under the plan, determination of actual performance awards is the responsibility of the Compensation Committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.